DMC GLOBAL ACKNOWLEDGES NON-BINDING PROPOSAL FROM STEEL CONNECT

Broomfield, CO – February 10, 2025 – DMC Global Inc. (Nasdaq: BOOM) (“DMC” or the “Company”) today acknowledged receipt of a non-binding proposal from Steel Connect to acquire all of the outstanding shares of common stock of the Company, not already owned by Steel Connect, for $10.18 per share in cash (the “Proposal”).

DMC’s board of directors (the “Board”) will consider the Proposal in consultation with its legal and financial advisors and in accordance with its fiduciary duties. In the meantime, stockholders need not take any action.

The Proposal is subject to further due diligence by Steel Connect. There can be no assurance that any definitive agreement will be executed, or that the Proposal or any other transaction will be approved or consummated. The Company will have no further comment on the Proposal until the Board has completed its review.

Advisors
BofA Securities is acting as financial advisor to DMC. Womble Bond Dickinson (US) LLP and Richards, Layton & Finger, P.A. are acting as DMC’s legal advisors, Sodali & Co. is acting as its strategic stockholder advisor, and Gagnier Communications LLC is its strategic communications advisor.

About DMC Global
DMC Global is an owner and operator of innovative, asset-light manufacturing businesses that provide unique, highly engineered products and differentiated solutions. DMC’s businesses have established leadership positions in their respective markets and consist of: Arcadia, a leading supplier of architectural building products; DynaEnergetics, which serves the global energy industry; and NobelClad, which addresses the global industrial infrastructure and transportation sectors. Based in Broomfield, Colorado, DMC trades on Nasdaq under the symbol “BOOM.” For more information, visit: HTTP://WWW.DMCGLOBAL.COM.

Safe Harbor Language
This news release contains certain forward-looking statements regarding the Company. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and other factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect the Company and its financial results is available in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections within the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and in other documents that the Company has filed with, or furnished to, the U.S. Securities and Exchange Commission. The Company does not undertake any obligation to release public revisions to any forward-looking statement, including, without limitation, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

CONTACT:
Investors:
Geoff High
Vice President of Investor Relations
303-604-3924

Media:
Riyaz Lalani or Dan Gagnier
Gagnier Communications
416-305-1459
DMCGLOBAL@GAGNIERFC.COM